EXHIBIT 99.1


                               For further information contact:
                               Jim Kaput (GC) 630.271.2071
                               Steven Bono (COM) 630.271.2150


FOR IMMEDIATE RELEASE
November 19, 2001

        GEORGIA COURT OF APPEALS ISSUES FAVORABLE RULING IN
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                       SERVICEMASTER CASE
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         DOWNERS GROVE, Illinois - The ServiceMaster Company (NYSE:SVM)
announced today that the Court of Appeals of Georgia has reversed the trial court's decision in the case of Ray D. Martin v. ServiceMaster. The Court of Appeals held that Mr. Martin's claim should have been limited to breach of his employment contract. The Court remanded the case back to the trial court for a new trial, noting that Mr. Martin was not entitled to punitive damages and that ServiceMaster's motion to dismiss the tort claims should have been granted.

         The trial court originally found for Martin and the jury awarded him $1 million in compensatory damages, interest and fees and $135 million in punitive damages. The trial court subsequently reduced the compensatory award to $461 thousand and the punitive award to $45 million.

         "We are pleased with the ruling," said Jim Kaput, Senior Vice President and General Counsel for ServiceMaster. "We believe the court was clear and thoughtful in its decision."
         ServiceMaster provides outsourcing services to more than 12 million customers in the United States and in 45 countries around the world. The core service capabilities of the Company include lawn care and landscaping, termite and pest control, plumbing, heating and air conditioning maintenance and repair, appliance maintenance and repair and cleaning.